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                                                                    Exhibit 99.1
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[MGI LOGO]

NEWS RELEASE                                   CONTACT:
                                                   Maggie P. Knack
FOR IMMEDIATE RELEASE                              Director, Investor Relations
May 9, 2001                                        952-346-4771
                                                   IR@mgipharma.com


                    MGI PHARMA ANNOUNCES SALE OF COMMON STOCK

MINNEAPOLIS, May 9, 2001 -- MGI PHARMA, INC., (Nasdaq: MOGN) today announced that, under its recent shelf registration statement (Registration No. 333-50542) relating to the possible sale from time to time of the Company's securities, it has entered into an agreement to sell four million shares of common stock to U.S. Bancorp Piper Jaffray Inc. Subject to normal closing conditions, MGI PHARMA will receive proceeds of approximately $ 29.2 million, net of fees and other expenses related to the transaction.

"These proceeds will provide MGI PHARMA the capital it needs to continue to grow our business and pursue our strategic initiatives," said Chuck Blitzer, president and chief executive officer of MGI PHARMA.

About MGI PHARMA
----------------
MGI PHARMA, INC. is an oncology-focused pharmaceutical company that acquires, develops and commercializes proprietary products that address unmet patient needs. MGI focuses its sales efforts solely in the United States and collaborates with other pharmaceutical or biotechnology companies for its products in international markets. For more information about MGI, please visit the Company's web site at www.mgipharma.com.


This news release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the Company's actual results to differ materially from the results discussed in these statements. Factors that might affect MGI PHARMA's results include, but are not limited to the ability of MGI PHARMA's product candidates to be proven safe and effective in humans and to ultimately compete successfully with other therapies, continued sales of MGI PHARMA's marketed products, development or acquisition of additional products, reliance on contract manufacturing, changes in strategic alliances, continued access to capital, and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. MGI PHARMA does not intend to update any of the forward-looking statements after the date of this news release to conform them to actual results.

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